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                                                                     Exhibit 2.1

                          CERTIFICATE OF DESIGNATIONS
                                       OF
                                 PIXTECH, INC.

     We, the acting Chief Executive Officer and Secretary of PixTech, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, do hereby certify as follows:

     Pursuant to the authority conferred upon the Board of Directors of the Corporation by its Restated Certificate of Incorporation, the Board of Directors of the Corporation on November 18, 1998 adopted the following Certificate of Designations (the "Certificate") with respect to a series of Preferred Stock designated as Series E Convertible Preferred Stock:

     Five Hundred Thousand (500,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series E Convertible Preferred Stock" (the "Series E Preferred Stock") with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below:

1.  Dividends.
    ---------

    (a). The holders of the Series E Preferred Stock shall be entitled to receive as and if declared by the Board of Directors of the Corporation, out of any funds legally available therefor, cumulative compounding dividends at the rate of (i) six percent (6%) of the purchase price paid for the shares of Series E Preferred Stock (the "Original Issue Price") per annum pro rated daily on the basis of twelve 30 day months and a 360 day year, plus (ii) the greater of (x) two percent (2%) of the purchase price per annum pro rated daily on the basis of twelve 30 day months and a 360 day year for the number of days that the Closing Bid Price (as defined below) of the Common Stock (the "Closing Price") is less than one tenth (1/10) of the Original Issue Price and (y) four percent (4%) of the purchase price per annum, pro rated on the basis of twelve 30 day months and a 360 day year for the number of days that the Closing Price is less than one twentieth (1/20) of the Original Issue Price. Such dividends shall be payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Corporation other than the Series E Preferred Stock, when and as declared by the Board of Directors of the Corporation. Such dividends shall accrue and be deemed to accrue from day to day beginning on the date such shares of Series E Preferred Stock are issued whether or not earned or declared, and shall be cumulative so that if such dividends on the Series E Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid on or declared and set apart for payment before any dividend shall be paid on or declared or set apart for any other shares of capital stock of the Corporation.

    (b). Corporation's Option to Pay Dividends in Cash.  Upon a conversion of
         ---------------------------------------------
Series E Preferred Stock, the Corporation shall have the right to elect to pay the accrued and unpaid dividends on such shares of Series E Preferred Stock, whether or not declared, in cash, in lieu of conversion to Common Stock. If the Corporation elects to pay the accrued and unpaid dividends in cash, such cash shall be paid within two business days of the delivery to the holder of the certificates representing the Common Stock issuable upon conversion in accordance with
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Section 4(d)(i) or upon the credit to the holder's or its designees' account with The Depository Trust Company. In order to exercise its right to pay any dividends in cash, the Corporation must advise each holder of Series E Preferred Stock in writing (the "Cash Dividend Notice") that the dividends shall be paid in cash until such time as the Corporation shall terminate the Cash Dividend Notice by providing at least five business days prior written notice of such termination (the "Termination Notice"). The Cash Dividend Notice shall set forth the effective date of the Cash Dividend Notice, which date shall be at least five business days after the date the Cash Dividend Notice is deemed to have been delivered to each holder of Series E Preferred Stock. The Termination Notice shall be effective on the fifth business day after the date the Termination Notice is delivered to each holder of Series E Preferred Stock unless a later date shall be specified in the Termination Notice.

    (c). "Closing Bid Price" means, for any security as of any date, the last
          -----------------
closing bid price for such security on the Nasdaq National Market as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Nasdaq National Market is not a securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the holders of the Shares. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction.

2.  Liquidation, Dissolution or Winding Up.
    --------------------------------------

    (a). In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series E Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series E Preferred Stock (such Common Stock and other stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount equal to $22.5313 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any accrued but unpaid dividends, whether or not declared, with respect thereof. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series E Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series E Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series E Preferred Stock shall share

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ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. So long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not issue any Senior Preferred Stock or any capital stock which ranks pari passu with the Series E Preferred Stock without the prior written consent of all of the holders of the outstanding shares of Series E Preferred Stock.

    (b). After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, Series E Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series E Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive, on a pro-rata basis (based, in the case of any convertible securities, on the number of shares of Common Stock into which such convertible securities are then convertible), the remaining funds and assets of the Corporation available for distribution to its stockholders.

    (c). The merger or consolidation of the Corporation into or with another corporation, or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 2 unless the holders of at least 51% of the then outstanding shares of Series E Preferred Stock elect to have such events not deemed to be a liquidation, dissolution or winding up of the Corporation by giving written notice thereof to the Corporation at least 5 days before the effective date of such event. If such notice is given, the provisions of Subsection 4(k) below shall apply. The amount deemed distributed to the holders of Series E Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation. Not less than 15 days before the effective date of any such event described in this section, the Corporation shall notify each holder of Series E Preferred Stock of the value determined by the Board of Directors pursuant to the preceding sentence and the methodology employed in determining such value. If, prior to the effective date of such event, the holders of more than 50% of the outstanding shares of Series E Preferred Stock notify the Corporation that they disagree with such valuation, then the Corporation shall promptly retain a nationally recognized investment banking firm, selected by a majority of the Board of Directors and reasonably acceptable to the holders of more than 50% of the shares of Series E Preferred Stock, to advise the Corporation as to such valuation within thirty days following such retention; provided that, the Corporation need not require such investment banking firm to render an opinion as to such valuation. Except in the case of manifest error, the advice of such investment banking firm shall be binding on the Corporation and the holders of the Series E Preferred Stock. Pending the receipt of the advice of the investment banking firm, no distribution shall be made to any stockholder of the Corporation as a result of such event.

3.  Voting.  Subject to Section 4(a)(ii) each holder of outstanding shares of
    ------
Series E Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series E Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of

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stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or by the provisions establishing any other series of Preferred Stock, holders of Series E Preferred Stock shall vote together with the holders of Common Stock as a single class.

     In addition to any other voting rights that the holders of the Series E Preferred Stock may have as required by law, the Corporation shall not, without the prior written consent given by the holders of more than 75% of the outstanding shares of Series E Preferred Stock, issue debt senior to the Series E Preferred Stock, except that the Corporation may issue such senior debt without obtaining the consent required by this paragraph if such debt is issued at a time that the debt to equity ratio of the Corporation does not exceed 25%, pro forma after giving effect to the issuance of such senior debt.

4.  Optional Conversion.  The holders of the Series E Preferred Stock shall have
    -------------------
conversion rights as follows (the "Conversion Rights"):

    (a).  (i)  Right to Convert.  Except as set forth in Section 4(b) below and
               ----------------
subject to the provisions of Section 6, each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time after June 22, 1999 (or at such earlier time as the Corporation has notified the holders of the Series E Preferred Stock of its intention to redeem the Series E Preferred Stock pursuant to Section 7 below), into such number of fully paid and nonassessable shares of Common Stock as is determined by a quotient, the numerator of which is the Original Issue Price plus, if the Corporation has not elected to pay dividends in cash pursuant to Section 1(b), all accrued and unpaid dividends, whether or not declared, on such shares of Series E Preferred Stock, and the denominator of which is the Conversion Price (as defined below) in effect at the time of conversion.

    The Conversion Price shall be equal to the lesser of (i) one tenth (1/10) of the Original Issue Price (as so computed, the "Common Stock Issue Price") and
(ii) the average of the Closing Bid Prices of the Corporation's Common Stock for the 10 trading days immediately preceding (but not including) the day on which the holder of Series E Preferred Stock delivers to the Company the notice required by Section 4(d) hereof (the "Market Price"), with the certificates representing the Series E Preferred Stock being converted to follow promptly thereafter; provided that, notwithstanding the foregoing,

          (x) if the Market Price is greater than $15 (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting the Common Stock), then the Conversion Price shall be determined by the following formula:

          Conversion Price = ((Market Price -15 (subject to appropriate adjustments for stock splits, stock dividends, combinations and other similar recapitalizations affecting the Common Stock)/ 2) + Common Stock Issue Price

               and

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          (y) if the Corporation shall, at any time that the Series E Preferred
          Stock is outstanding, issue equity securities or any other securities convertible into equity securities of the Corporation (other than options granted to employees of the Corporation with an exercise price equal to the market price at the time of grant of any such options) for a price per share that is less than the Common Stock Issue Price (as such may from time to time be adjusted pursuant to this clause), then the Common Stock Issue Price shall, for purposes of determining the number of shares into which the Series E Preferred Stock is convertible only, be deemed to be the price at which such equity securities were issued. In the event that equity securities are issued as described in this clause for consideration other than cash, the price per share for which such securities are deemed to have been issued shall be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors. Upon reaching any such determination described in the preceding sentence, the Corporation shall notify each holder of Series E Preferred Stock of the value determined by the Board of Directors and the methodology employed in determining such valuation. If, within 15 days of receipt of such notification, the holders of more than 50% of the outstanding shares of Series E Preferred Stock notify the Corporation that they disagree with such valuation, then the Corporation shall promptly retain a third party, mutually agreeable to the Corporation and the holders of more than 50% of the outstanding shares of Series E Preferred Stock, to advise the Corporation as to such valuation within thirty days following such retention. Except in the case of manifest error, the advice of such third party shall be binding on the Corporation and the holders of the Series E Preferred Stock.

     In the event of a notice of redemption of any shares of Series E Preferred Stock pursuant to Section 7 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the first full day preceding the date fixed for redemption, unless the redemption price is not paid when due, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation, dissolution or winding up to the holders of Series E Preferred Stock. The Corporation shall give the holders of Series E Preferred Stock 30 days' prior notice of the date fixed for such payment.

          (ii) Notwithstanding anything to the contrary in this Certificate of Designations, unless a holder of shares of Series E Preferred Stock notifies the Corporation in writing on the first date that such holder receives shares of Series E Preferred Stock that the provisions of this Section 4(a)(ii) shall not apply to the shares of Series E Preferred Stock held by such holder and any transferees of such holder, no holder of shares of Series E Preferred Stock (other than holders which have given notice as provided above) shall have the right to convert any shares of Series E Preferred Stock to the extent that after giving effect to such conversion such holder (together with such holder's affiliates) (A) would beneficially own in excess of 10.00% of the outstanding shares of the Common Stock following such conversion and (B) would have acquired, through conversion of shares of Series E Preferred Stock or otherwise, a number of shares of Common Stock which, when added to the number of shares of Common

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Stock beneficially owned at the beginning of the 60-day period ending on and including the date of conversion of such shares of Series E Preferred Stock, which is in excess of 10.00% of the outstanding shares of the Common Stock following such conversion during the 60-day period ending on and including such conversion date. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a holder and its affiliates or acquired by a holder and its affiliates, as the case may be, shall include the number of shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock with respect to which the determination of the foregoing is being made, but shall exclude the number of shares of Common Stock which would be issuable upon conversion of the remaining, nonconverted shares of Series E Preferred Stock beneficially owned by such holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4(a)(ii), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary contained herein, each conversion notice shall constitute a representation by the holder submitting such conversion notice that, after giving effect to such conversion notice, (A) the holder will not beneficially own (as determined in accordance with this Section 4(a)(ii)) in excess of 10.00% of the outstanding shares of Common Stock and (B) the holder will not have acquired, through conversion of shares of Series E Preferred Stock or otherwise, a number of shares of Common Stock which, when added to the number of shares of Common Stock beneficially owned at the beginning of the 60-day period ending on and including such conversion date, that is in excess of 10.00% of the outstanding shares of Common Stock. For purposes of this Section 4(a)(ii), in determining the number of outstanding shares Common Stock a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation's most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any holder, the Corporation shall immediately confirm orally and in writing to any such holder the number of shares Common Stock then outstanding. In any case, the number of outstanding shares Common Stock shall be determined after giving effect to conversions of shares of Series E Preferred Stock by such holder since the date as of which such number of outstanding shares of Common Stock was reported.

    (b). Conversion Upon a Public Offering.  In the event that at any time after
         ---------------------------------
June 22, 1999 the Corporation shall file with the Securities and Exchange Commission a registration statement (other than a registration statement on Form S-8 or any successor form) covering the issuance of securities of the Corporation in a public offering, the right of the holders of Series E Preferred Stock to convert such Series E Preferred Stock into shares of Common Stock pursuant to Section 4(a) shall be suspended for a period beginning on the date which is tenth business day after the Corporation has given written notice (a "Lock-Up Notice") to each holder of Series E Preferred Stock (which notice shall not be given prior to the date of the filing of the registration statement referred to above) that the Corporation desires all holders of Series E Preferred Stock to be "locked-up" pursuant to this Section 4(b) and ending on the earlier of (i) the date which is 130 days after the Corporation delivers the Lock-Up Notice to each holder of Series E Preferred Stock and (ii) the date that the offering pursuant to such registration statement is abandoned or suspended (the "Lock-Up Period"). Such Lock-Up Period may be extended if, and for so long as, such offering is continuing in good faith and the Corporation and the holders of more than 50% of the then outstanding shares of Series E Preferred Stock agree to such

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extension. In the event that such public offering is completed, and such public offering is a firm commitment underwritten offering resulting in net proceeds to the Corporation of at least $10,000,000, unless the Corporation has notified the holders of the Series E Preferred Stock prior to the filing of such registration statement of its intention to redeem the Series E Preferred Stock pursuant to
Section 7 (and is then permitted to effect such redemption), upon the closing of such offering, all of the shares of Series E Preferred Stock then outstanding shall be converted automatically into shares of Common Stock, using a Conversion Price equal to the lesser of (i) the Conversion Price and (ii) 90% of the price per share of the securities offered in such offering. In the event that such public offering is not completed within such 120 day period (as may be extended pursuant to this Section), the rights of the holders of the Series E Preferred Stock to convert such stock into Common Stock pursuant to Section 4(a) shall become effective again. Notwithstanding the foregoing, the Corporation shall not be entitled to deliver a Lock-Up Notice and to prohibit the holders of Series E Preferred Stock from converting shares of Series E Preferred Stock during the Lock-Up Period unless at all times during the period beginning on the date which is 30 days prior to the first day of the Lock-Up Period and ending on the first day of the Lock-Up period (i) the Common Stock is listed on the Nasdaq National Market and has not been suspended from trading at any time during such period,
(ii) the registration statement required to be filed by the Corporation pursuant to Section 8.1 of the Preferred Stock Purchase Agreement dated as of December 22, 1998 between the Corporation and the Purchasers (as defined therein) (the "Preferred Stock Purchase Agreement") has been effective and available for the sale of at least 200% of the number of Common Stock issuable upon conversion of all the outstanding shares of Series E Preferred Stock (without regard to any limitations on conversions) and (iii) the Corporation has been in compliance with, and has not breached or been in default under, the Preferred Stock Purchase Agreement and this Certificate of Designations.

    (c). Fractional Shares.  No fractional shares of Common Stock shall be
         -----------------
issued upon conversion of the Series E Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price of the Corporation's Common Stock on the date of conversion of the Series E Preferred Stock.

    (d).  Mechanics of Conversion.
          -----------------------

          (i) In order for a holder of Series E Preferred Stock to convert shares of Series E Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series E Preferred Stock, at the office of the transfer agent for the Series E Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series E Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date" provided that the certificate or certificates representing such shares of Series E Preferred stock

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

are surrendered promptly thereafter). The Corporation shall, within two (2) days after the date the Corporation receives the shares of Series E Preferred Stock which are being converted, issue and deliver to such holder of Series E Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share, and, if the Corporation has elected to pay dividends in cash pursuant to Section 1(b), all accrued but unpaid dividends, whether or not declared.

          (ii) The Corporation shall, subject to the provisions of Section 6, at all times when the Series E Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series E Preferred Stock, at least 150% of such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series E Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series E Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

          (iii) All shares of Series E Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon, whether or not declared (unless such dividends have been converted into shares of Common Stock pursuant to Section 4(a)). Any shares of Series E Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series E Preferred Stock accordingly.

          (iv) If the Corporation has elected pursuant to Section 1(b) to pay the accrued and unpaid dividends on the shares of Series E Preferred Stock being converted in cash, then the Corporation shall pay such accrued and unpaid dividends to the holder of shares of Series E Preferred Stock being converted within two (2) business days of conversion of such shares.

    (e). Adjustment for Stock Splits and Combinations.  If the Corporation
         --------------------------------------------
shall, at any time or from time to time after the Original Issue Date, effect a subdivision of the outstanding Common Stock, the Common Stock Issue Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall, at any time or from time to time while there are any shares of Series E Preferred Stock outstanding, combine the outstanding shares of Common Stock, the Common Stock Issue Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

    (f). Adjustment for Certain Dividends and Distributions.  In the event the
         --------------------------------------------------
Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, then and in each such event the Common Stock Issue Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Common Stock Issue Price then in effect by a fraction:

                    (1) the numerator of which shall be the total number of
               shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                    (2) the denominator of which shall be the total number of
               shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution and/or the number of shares of Common Stock issued pursuant to such securities convertible, exercisable or exchangeable for Common Stock;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Common Stock Issue Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Common Stock Issue Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

    (g). Adjustments for Other Dividends and Distributions.  In the event the
         -------------------------------------------------
Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or in cash or other assets, then and in each such event provision shall be made so that the holders of Series E Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation or cash or other assets that they would have received had the Series E Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities or cash or other assets receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series E Preferred Stock.

    (h). Adjustment for Reclassification, Exchange, or Substitution.  If the
         ----------------------------------------------------------
Common Stock issuable upon the conversion of the Series E Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series E

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

Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series E Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

     (i). Adjustment for Merger or Reorganization, etc.  Subject to Section 2
          --------------------------------------------
hereof, in case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation or any other similar transaction, each share of Series E Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series E Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors and subject to the dispute resolution procedures described in Section 2(c)) shall be made in the application of the provisions set forth in this Section 4 with respect to the rights and interest thereafter of the holders of the Series E Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price or the Common Stock Issue Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series E Preferred Stock.

    (j). No Impairment. The Corporation will not, by amendment of its
         -------------
Certificate of Incorporation or By-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series E Preferred Stock against impairment.

    (k). Certificate as to Adjustments. Upon the occurrence of each adjustment
         -----------------------------
or readjustment of the Conversion Price or the Common Stock Issue Price pursuant to this Section 4 (other than as a result of fluctuations in the Market Price), the Corporation at its expense shall promptly, and in no event later than two
(2) business days, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Common Stock Issue Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series E Preferred Stock.

    (l). Notice of Record Date.  In the event:
         ---------------------

         (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

        (ii) that the Corporation splits, subdivides or combines its outstanding shares of Common Stock;

       (iii) of any reclassification of the Common Stock of the Corporation (other than a stock split, subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

        (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series E Preferred Stock, and shall cause to be mailed to the holders of the Series E Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least fifteen days prior to the record date specified in (A) below or thirty days before the date specified in (B) below, but in no event prior to the public disclosure thereof, a notice stating

              (A) the record date of such dividend, distribution, stock split, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, stock split, subdivision or combination are to be determined, or

              (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

    (m). The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the Series E Preferred Stock or the securities or other property on conversion of the Series E Preferred Stock.

5.  Mandatory Conversion.
    ---------------------

    (a). The Corporation may, at its option, require all (but not less than all) of the shares of Series E Preferred Stock then outstanding to be converted automatically into shares of

Common Stock, at the then current Conversion Price, at any time that the Closing Bid Price of the Common Stock, as quoted on the Nasdaq National Market System or listed on any exchange is, and for at least the last 30 consecutive trading days immediately preceding written notice from the Corporation that it is exercising its rights under this Section 5(a), has been greater than $8.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). In addition, all shares of Series E Preferred Stock (i) outstanding on the fifth anniversary of the date of issue of such shares shall be converted automatically into shares of Common Stock at the then current Conversion Price and (ii) shall be automatically converted in accordance with the terms of Section 4(b). Notwithstanding the foregoing, the Corporation shall not be entitled to deliver a Mandatory Conversion Notice (as defined below) and to require the holders of Series E Preferred Stock to convert shares of Series E Preferred Stock pursuant to this Section 5 unless at all times during the period beginning on the date which is 30 days prior to the date the Corporation delivers the Mandatory Conversion Notice to each holder of shares of Series E Preferred Stock and ending on and including the date the Corporation has selected in the Mandatory Conversion Notice for such mandatory conversion (i) the Common Stock is listed on the Nasdaq National Market and has not been suspended from trading at any time during such period, (ii) the registration statement required to be filed by the Corporation pursuant to Section 8.1 of the Preferred Stock Purchase Agreement has been effective and available for the sale of at least 150% of the number of Common Stock issuable upon conversion of all the outstanding shares of Series E Preferred Stock (without regard to any limitations on conversions) and
(iii) the Corporation has been in compliance with, and has not breached or been in default under, the Preferred Stock Purchase Agreement and this Certificate of Designations.

    (b). All holders of record of shares of Series E Preferred Stock will be given at least 20 days' prior written notice (a "Mandatory Conversion Notice") of the date fixed and the place designated for mandatory conversion of all of such shares of Series E Preferred Stock pursuant to this Section 5. Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series E Preferred Stock at such holder's address appearing on the stock register. On or before the date fixed for conversion, each holder of shares of Series E Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the date fixed for conversion, all rights with respect to the Series E Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series E Preferred Stock has been converted. If so requested by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. All certificates evidencing shares of Series E Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series E Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable, but in no event later than 2 days after the date of such mandatory conversion and the surrender of the certificate or certificates for

Series E Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

    6.  Availability of Common Stock for Conversion.  The Corporation shall at
        -------------------------------------------
all times that the Series E Preferred Stock may be converted into shares of Common Stock hereunder, reserve and keep available, out of its authorized and unissued shares of Common Stock, a number of shares of Common Stock sufficient for the conversion of at least 150% of all shares of Series E Preferred Stock then outstanding; provided however, that unless the Corporation increases the number of its authorized shares the Corporation shall not be required by this
Section 6 at any time to reserve and keep available a number of shares of Common Stock in excess of the number of shares of Common Stock authorized and unissued on the date of the filing of this Certificate of Designations, less (i) the number of shares of Common Stock reserved for issuance on the date of filing of this Certificate upon the conversion or exercise of convertible securities that are outstanding on the date hereof, and (ii) the number of shares of Common Stock (not to exceed an aggregate of 400,00 shares) that may hereafter be granted pursuant to compensation plans approved by the stockholders of the Corporation prior to the date this Certificate is filed; and provided further, that, to the extent that at any time the number of shares of Common Stock reserved and kept available by the Corporation pursuant to this Section 6 is insufficient for the conversion of all shares of Series E Preferred Stock then outstanding, the Corporation shall use its best efforts promptly to cause the number of authorized but unissued shares of Common Stock to be increased to a number sufficient for the conversion of all shares of Series E Preferred Stock then outstanding. The initial number of shares of Common Stock reserved for conversions of the shares of Series E Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the shares of Series E Preferred Stock based on the number of shares of Series E Preferred Stock held by each holder at the time of issuance of the shares of Series E Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series E Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any person which ceases to hold any shares of Series E Preferred Stock shall be allocated to the remaining holders of shares of Series E Preferred Stock, pro rata based on the number of shares of Series E Preferred Stock then held by such holders.

    7.  Redemption of Series E Preferred Stock at Option of Corporation.  The
        ---------------------------------------------------------------
Corporation may, at any time that the Series E Preferred Stock may be required to be converted pursuant to Section 5, elect to redeem all of the Series E Preferred Stock at a price equal to 100% of the Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus all accrued and unpaid dividends whether or not declared on such shares to be redeemed (the "Redemption Price"), subject to the holders' right to first convert the shares of Series E Preferred Stock pursuant to Section 4. The Corporation may exercise the right of redemption granted herein by providing written notice ("Redemption Notice") to all holders of Series E Preferred Stock setting forth the number of shares to be redeemed and designating the date, which shall not be less than

30 days following the date of such notice, on which the redemption is to occur (the "Redemption Date"). On the Redemption Date, each holder that has not elected to convert all of such holder's shares of Series E Preferred Stock shall surrender to the Corporation certificates representing a number of shares of Series E Preferred Stock not less than the number of shares of such holder to be redeemed. Within five (5) days of receipt of certificates as described in the preceding sentence, the Corporation shall pay the Redemption Price to the holder surrendering such certificates and shall cause its transfer agent to deliver to such holder a certificate representing the balance of the shares of Series E Preferred Stock, if any, not redeemed by the Corporation. From and after the Redemption Date, unless there shall be a default in payment of the Redemption Price, all rights of each holder with respect to shares of Series E Preferred Stock redeemed on the Redemption Date shall cease (except the right to receive the Redemption Price without interest upon surrender of the certificate or certificates therefor), and such shares shall not be deemed to be outstanding for any purpose whatsoever. Such shares of Series E Preferred Stock shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly. Notwithstanding the foregoing, the Corporation shall not be entitled to deliver a Redemption Notice and to redeem the shares of Series E Preferred Stock pursuant to this Section 7 unless at all times during the period beginning on the date which is 30 days prior to the date the Corporation delivers the Redemption Notice to each holder of shares of Series E Preferred Stock and ending on and including the Redemption Date (i) the Common Stock is listed on the Nasdaq National Market and has not been suspended from trading at any time during such period, (ii) the registration statement required to be filed by the Corporation pursuant to Section 8.1 of the Preferred Stock Purchase Agreement has been effective and available for the sale of at least 200% of the number of Common Stock issuable upon conversion of all the outstanding shares of Series E Preferred Stock (without regard to any limitations on conversions) and (iii) the Corporation has been in compliance with, and has not breached or been in default under, the Preferred Stock Purchase Agreement and this Certificate of Designations.

                          [THE SIGNATURE PAGE FOLLOWS]

  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its President and attested by its Secretary this 22nd day of December, 1998.



                                         /s/ Jean-Luc Grand Clement
                                         --------------------------
                                         Jean-Luc Grand Clement
                                         Chief Executive Officer

ATTESTED:


/s/ Michael Lytton
-------------------------
Michael Lytton
Secretary